Exhibit 99.3

TYCO ELECTRONICS LTD.

COMBINED STATEMENTS OF CASH FLOWS

Fiscal Years Ended September 29, 2006, September 30, 2005, and September 30, 2004

	Fiscal
	2006	2005	2004
	(in millions)
Cash Flows From Operating Activities:
Net income	$1,193	$1,144	$762
Income from discontinued operations, net of income taxes	(13)	(122)	(4)
Cumulative effect of accounting change, net of income taxes	8	(11)	—
Income from continuing operations	1,188	1,011	758
Adjustments to reconcile net cash provided by operating activities:
Non-cash restructuring and other credits, net	6	(16)	(35)
Gain on divestiture	—	(301)	—
Depreciation and amortization	484	490	465
Deferred income taxes	(51)	(54)	159
Provision for losses on accounts receivable and inventory	70	75	52
Loss on retirement of debt	—	—	38
Allocated loss on retirement of debt	—	365	64
Goodwill impairment	316	—	—
Other	9	10	14
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable, net	(134)	(484)	(169)
Repurchase of accounts receivable	—	—	(156)
Inventories	(334)	49	(99)
Other current assets	(65)	43	—
Accounts payable	262	188	104
Accrued and other liabilities	91	23	(28)
Income taxes	(179)	135	115
Deferred revenue	(5)	48	5
Long-term pension and postretirement liabilities	25	45	(151)
Other	(18)	(81)	4
Net cash provided by operating activities	1,665	1,546	1,140
Net cash (used in) provided by discontinued operating activities	(2)	(35)	142
Cash Flows From Investing Activities:
Capital expenditures	(555)	(476)	(405)
Proceeds from sale of property, plant, and equipment	12	23	30
Acquisition of businesses, net of cash acquired	(23)	(12)	(3)
Purchase accounting and holdback/earn-out liabilities	(3)	(8)	(47)
Divestiture of businesses, net of cash retained by businesses sold	—	130	25
(Increase) decrease in investments	(1)	66	6
Other	27	(5)	24
Net cash used in investing activities	(543)	(282)	(370)
Net cash used in discontinued investing activities	(96)	(4)	(2)
Cash Flows From Financing Activities:
Change in short-term debt, net	(4)	(1)	8
Allocated debt activity	(731)	(1,330)	(1,202)
Repayment of long-term debt	(113)	(114)	(318)
Change in parent company investment	(74)	85	844
Transfers from (to) discontinued operations	2	(16)	73
Minority interest distributions paid	(12)	(12)	(34)
Net cash used in financing activities	(932)	(1,388)	(629)
Net cash provided by (used in) discontinued financing activities	104	35	(149)
Effect of currency translation on cash	(1)	11	6
Net increase (decrease) in cash and cash equivalents	195	(117)	138
Less: net (increase) decrease in cash related to discontinued operations	(6)	4	9
Cash and cash equivalents at beginning of fiscal year	280	393	246
Cash and cash equivalents at end of fiscal year	$469	$280	$393